AMDL Signs Exclusive Licensing Agreement for Human Papilloma Virus
Diagnostic Test Kit in Certain Asian Countries

TUSTIN, Calif., April 3, 2008 — AMDL, Inc. (Amex: ADL — News), headquartered in Tustin, California, with operations in Shenzhen, Jiangxi, and Jilin, China, is a vertically integrated specialty pharmaceutical company.  In combination with its subsidiary Jade Pharmaceutical Inc. (“JPI”), AMDL engages in the research, development, manufacture, and marketing of diagnostic products. Today, AMDL announced that it has entered into an exclusive sublicense (subject to certain terms and conditions) agreement with MyGene International, Inc. (“MGI,” USA) for the MyGene HPV Chip Kit, a diagnostic product for in-vitro genotype testing in women of the Human Papilloma Virus (HPV). The agreement between MGI and AMDL is an exclusive sublicense to use the patents, trademark, and technology in manufacturing, promoting, marketing, distributing, and selling the MyGene HPV Test Kit in the countries of China (including Hong Kong), Taiwan, Singapore, Malaysia, Thailand, Cambodia, and Vietnam. MGI owns an exclusive worldwide license (with rights to sublicense) for the MyGene HPV Test Kit (excluding Korea).

HPV is the most common sexually transmitted infection. Globally there are approximately 330 million women presently infected with HPV, with 70% of existing infections in Asian populations. The virus infects the skin and mucous membranes. There are more than 30 important HPV types that can infect the genital areas of men and women, including the skin of the penis, vulva (area outside the vagina), and anus, and the linings of the vagina, cervix, and rectum. Most people who become infected with certain types of HPV do not even know they have it. Cervical cancer, in which malignant cells form in the tissue of the cervix, is third leading cancer in women and the second leading cause of cancer deaths in women worldwide. It is well known that certain HPV types are the primary cause of cervical cancer. If HPV infection is detected early, cervical cancer could be preventable. Early diagnosis of HPV infection, which could lead to cervical cancer, is recommended for every woman.

According to recent clinical trial assessments, it was reported in Medical News Today that the global market for HPV testing is projected to be $250 million in 2008, with the total available market valued at $1 billion. There are more than 10 million HPV tests being performed annually in the United States alone, with only 28% market penetration. According to the 2007 CIA Factbook, in China there are approximately 455 million women between the ages of 15 and 64 years old. In China alone, at an extremely conservative estimate of 1 million possible patients, with HPV screening at a cost of approximately $50, there is a $50 million annual market potential for HPV testing in China. Estimates indicate that HPV testing in China could to grow from approximately 16 million tests in 2009 to over 25 million by 2025.

Mr. Gary Dreher, CEO of AMDL, noted that “this HPV Diagnostic Test Kit is anticipated to become a major product for the Company. This sublicense agreement demonstrates AMDL’s capability to in-license state of the art diagnostic products that can gain swift regulatory approval and market acceptance.” Dr. Tyler McCabe, President and CEO of MGI indicated, “In China alone, with skillful effort, substantial sales potential could be realized within a few years. MGI is excited about the potential of this relationship, due to AMDL’s infrastructure in China and certain Asian countries, and we look forward to working together to enter this large market.”

About Jade Pharmaceutical: JPI has access to the fastest growing pharmaceutical and consumer market in the world: China. AMDL, through its subsidiaries, JPI currently manufactures large volume injection fluids, tablets and other related products, holding licenses for 133 products. It also manufactures 107 generic, over the counter and supplemental pharmaceutical products under certified Chinese Good Manufacturing Practice (CGMP) standards.

About AMDL: More information about AMDL and its products can be obtained at http://www.amdl.com.
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